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                                                                  EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
The Price REIT, Inc.



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-16787) and related Prospectus of The Price REIT, Inc. for the registration of an aggregate maximum total of $175,000,000 of its debt securities, preferred stock, common stock, and warrants for the purchase of its preferred stock or common stock and to the incorporation by reference therein of our report dated January 31, 1996, with respect to the consolidated financial statements and schedule of The Price REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP
San Diego, California
December 19, 1996